Exhibit 99.1

First Wave BioPharma, Inc. to raise approximately $1.1 million of Gross Proceeds Priced At-the-Market

BOCA RATON, Fla., May 10, 2024 – First Wave BioPharma, Inc., (NASDAQ: FWBI), (“First Wave BioPharma” or the “Company”), a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, announced today that it has entered into a definitive securities purchase agreement with a certain institutional investor for the purchase and sale of 366,000 shares of the Company's common stock (or common stock equivalents) at a price of $2.95 per share in a registered direct offering priced at-the-market under Nasdaq rules.

In addition, in a concurrent private placement, the Company will issue to the investor warrants to purchase up to 732,000 shares of common stock. The warrants have an exercise price of $2.70 per share, will be exercisable immediately following the date of issuance and will have a term of six years following the date of issuance.

Roth Capital Partners is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from this offering are expected to be approximately $1.1 million, before deducting the placement agent's fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for working capital and general corporate purposes. The closing of the offering is expected to occur on or about May 14, 2024, subject to the satisfaction of customary closing conditions.

The shares in the offering described above are being offered by the Company pursuant to a 'shelf' registration statement on Form S-3 (File No. 256476) previously filed with the Securities and Exchange Commission (the 'SEC') and declared effective by the SEC on June 2, 2021. The offering is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement, relating to the offering that will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC's website at http://www.sec.gov or by contacting Roth Capital Partners, LLC at 888 San Clemente Drive, Newport Beach CA 92660, by phone at (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About First Wave BioPharma, Inc.

First Wave BioPharma is a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company is currently advancing a therapeutic development pipeline with multiple late-stage clinical programs built around three proprietary technologies: latiglutenase, a Phase 3-ready, potentially first-in-class, targeted, oral biotherapeutic for celiac disease; capeserod, a selective 5-HT4 receptor partial agonist being developed for gastroparesis; and adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients in cystic fibrosis and chronic pancreatitis patients with exocrine pancreatic insufficiency. First Wave BioPharma is headquartered in Boca Raton, Florida. For more information visit www.firstwavebio.com.

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether any financing or licensing transaction may be completed, completed with different terms, in an untimely manner, or not at all; whether the Company will be able to realize the expected benefits of its acquisition of ImmunogenX; the Company’s ability to integrate the assets and contemplated commercial operations acquired from ImmunogenX into the Company’s business; whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; whether the Company will be able to maintain compliance with Nasdaq’s continued listing criteria and the effect of a delisting from Nasdaq on the market for the Company’s securities; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; the effects of the First Wave Bio, Inc. acquisition, the related settlement and their effect on the Company’s business, operating results and financial prospects; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual

Report on Form 10-K for the year ended December 31, 2023, under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

First Wave BioPharma, Inc.

777 Yamato Road, Suite 502

Boca Raton, FL 33431

Phone: (561) 589-7020

info@firstwavebio.com

Media contact:

Russo Partners

David Schull or Liz Phillips

(347) 956-7697

david.schull@russopartnersllc.com

elizabeth.phillips@russopartnersllc.com